EXECUTION COPY

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.5

NANOTHERAPEUTICS LICENSE AGREEMENT,

BY AND BETWEEN

XOMA (US) LLC

and

NANOTHERAPEUTICS, INC.

March 23, 2016

EXECUTION COPY

NANOTHERAPEUTICS LICENSE AGREEMENT

This NANOTHERAPEUTICS LICENSE AGREEMENT (this “Agreement”) is entered into as of March 23, 2016 (the “Effective Date”) by and between XOMA (US) LLC, a Delaware limited liability company (“Licensor), and Nanotherapeutics, Inc., a Delaware Corporation (“Licensee”). Each of Licensor and Licensee is sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Licensor and Licensee have entered into that certain Asset Purchase Agreement (the “APA”) relating to the BOT Business (as defined in the APA).

WHEREAS, Licensor desires to retain ownership of the XOMA Co-Formulation Patents, XOMA Vector Patents, XOMA BOT Know-How, and XOMA General Know-How (each defined in the APA and which were not included within the Purchased Assets (as defined in the APA) acquired by Licensee under the APA) and Licensee desires to license the XOMA Co-Formulation Patents, XOMA Vector Patents, XOMA BOT Know-How, and XOMA General Know-How for all uses within the Field and Licensor agrees to grant such license.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified herein and therein. Capitalized terms not defined herein shall have the meanings set forth in the APA.

“Bankruptcy Code” has the meaning given in Section 6.14.

“Calendar Quarter” means each three month period commencing on January 1, April 1, July 1, and October 1.

“Field” means [*].

“Net Sales” means the gross amounts invoiced by Buyer, its Affiliates, and any of its or their licensees or collaborators (each, a “Selling Party”) for the sale, transfer or other distribution of XOMA Derived Products to Third Parties, less the following deductions to the extent reasonable and customary and actually incurred, allowed, paid, accrued or specifically allocated in its financial statements, for:

(a)discounts (including trade, quantity and cash discounts), cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

(b)credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid; and

(c)rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Selling Party (including to governmental authorities, purchasers, reimburses, customers, distributors, wholesalers, and managed care organizations and entities (and other similar entities and institutions)) which effectively reduce the selling price or gross sales of the Product.

If non-monetary consideration is received by a Selling Party for any Product in a given country, Net Sales will be calculated based on the average price charged for such Product in such country, as applicable, during the preceding royalty period, or in the absence of such sales, transfers or other distributions, the fair market value of the Product in such country, as applicable, as determined by the Parties in good faith. If the Parties are unable to reach such an agreement, the Parties shall refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not, and has not in the past five (5) years been, an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. Net Sales shall be determined on, and only on, the first sale, transfer or other distribution by a Selling Party to a Third Party that is not a Selling Party.

“Term” has the meaning given in Section 4.1.

“Territory” means worldwide.

2.LICENSES

2.1XOMA Co-Formulation Patents. Licensor hereby grants Licensee an exclusive, royalty-free, fully paid-up, freely sublicensable and transferable, license under the XOMA Co-Formulation Patents for all uses and applications in the Field in the Territory, including to make, have made, use, sell, offer for sale, import, export, manufacture, develop and commercialize products for use in the Field and in the Territory.

2.2XOMA Vector Patents. Licensor hereby grants Licensee a non-exclusive, royalty-free, fully paid-up, freely sublicensable and transferable, license under the XOMA Vector Patents for all uses and applications in the Field in the Territory, including to make, have made, use, sell, offer for sale, import, export, manufacture, develop and commercialize products for use in the Field and in the Territory.

2.3XOMA BOT Know-How. Licensor hereby grants Licensee an exclusive, royalty-free, fully paid-up, freely sublicensable and transferable, license to the XOMA BOT Know-How for all uses and applications in the Field in the Territory, including to make, have made, use, sell, offer for sale, import, export, manufacture, develop and commercialize products for use in the Field and in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

2.4XOMA General Know-How. Licensor hereby grants Licensee a non-exclusive, royalty-free, fully paid-up, freely sublicensable and transferable, license to the XOMA General Know-How for all uses and applications in the Field in the Territory, including to make, have made, use, sell, offer for sale, import, export, manufacture, develop and commercialize products for use in the Field and in the Territory.

3.PAYMENTS

3.1In consideration of the licenses granted in Article 2, Licensee shall make the payments set forth below in this Section 3.1:

(a)One Million, Five Hundred Thousand Dollars ($1,500,000), payable in four equal, consecutive Calendar Quarter payments, with the first such payment being due at the end of the Calendar Quarter in which [*];

(b)Two Million Dollars ($2,000,000) within three (3) Business Days of [*];

(c)One Million Dollars ($1,000,000), payable in four equal, consecutive Calendar Quarter payments, with the first such payment being due at the end of the Calendar Quarter in which [*]; and

(d)Quarterly Royalty Payments of Fifteen Percent (15%) of Net Sales of XOMA Derived Products.

3.2Payment of Milestone and Royalty Amounts; Accounting and Records.

3.2.1Payment of Royalties. Licensee shall pay Licensor the royalty payments set forth in Section 3.1(d) for each Calendar Quarter in which there are Net Sales, within thirty (30) days after the end of each such Calendar Quarter.

3.2.2Royalty Reports. Licensee shall provide, at the same time each payment is made pursuant to Section 3.1(d), a report showing: (a) the gross sales of each XOMA Derived Product by country; (b) the amount of deductions, by category of permitted deduction, from gross sales to determine Net Sales; and (c) a calculation of the amount of royalty due to Licensor.

3.2.3Mode of Payment. All payments made pursuant to Section 3.1 shall be made in immediately available funds by wire transfer to a United States based account to be identified by Licensor.

3.2.4Currency of Payments. All payments made pursuant to Section 3.1 shall be made in United States dollars. When calculating the Net Sales of any XOMA Derived Product that occur in currencies other than the U.S. dollars, Licensee shall convert the amount of such sales into U.S. dollars using the applicable exchange rate reported in the Wall Street Journal for the last day of the applicable reporting period.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

3.2.5Late Payments. To the extent any payments made pursuant to Section 3.1 are not paid within the specified time period, such outstanding payments shall accrue interest from the date due, at the one year LIBOR rate on the last Business Day of the applicable calendar quarter prior to the date on which such payment was due, plus [*] point, calculated on the basis of a 360-day year, or, if lower, the maximum rate permitted by law.

3.2.6Blocked Currency. If, at any time, legal restrictions prevent Licensee from remitting part or all of a royalty payment due under Section 3.1(d) when due with respect to any country where XOMA Derived Products are sold, Licensee shall promptly notify Licensor in writing and shall continue to provide Net Sales reports for such royalty payments within thirty (30) days after the end of each such Calendar Quarter. Such royalty payments shall continue to accrue in such country, and Licensee shall deposit such payment in local currency in such country to the credit of Licensor in a recognized banking institution designated by Licensor in writing.

3.2.7Withholding Tax. If Laws require withholding of income or other taxes imposed upon any royalty payments made by Licensee to Licensor under this Agreement, Licensee shall (i) make such withholding payments as may be required, (ii) subtract such withholding payments from such payments, (iii) submit appropriate proof of payment of the withholding taxes to Licensor within a reasonable period of time, and (iv) promptly provide Licensor with all official receipts with respect thereto. Licensee shall provide reasonable assistance in order to allow Licensor to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

3.2.8Records.  Licensee shall keep, and shall require each Selling Party to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalty payment amounts payable under Section 3.1(d).

3.2.9Audits. Upon timely request and at least thirty (30) days’ prior written notice from Licensor, Licensor may have an independent public accountant reasonably acceptable to Licensee perform, on behalf of Licensor, an audit of such books and records of the Selling Parties that are reasonably necessary for Licensor’s independent public accountant to report on Net Sales of XOMA Derived Products for the then current calendar year and the two (2) most recently completed calendar years prior to the date of such request and the correctness of any Net Sales report or royalty payment made during such period. Such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with the Licensee’s normal business activities. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering Net Sales of any Product during any give period of time. Such audits shall be conducted at the expense of Licensor, unless such audit identifies an underpayment of royalty payments of [*] or more for any XOMA Derived Product over any calendar year, in which case Licensee shall reimburse Licensor for all expenses incurred by Licensor to conduct such audit.

3.2.10Underpayment. If the audit reveals an underpayment to Licensor, Licensee shall pay the shortfall amount to Licensor within thirty (30) days after the completion of the audit together with the applicable late payment interest amount.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

4.TERM AND TERMINATION

4.1Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect, unless otherwise terminated pursuant to Section 4.2, until the expiration of the last valid claim of the XOMA Patents in all countries in the Territory (the “Term”). Upon the expiration of the Term, the licenses granted to Licensee shall be retained as fully paid-up, worldwide, perpetual and irrevocable licenses.

4.2Termination. This Agreement may be terminated as follows:

4.2.1Termination for Convenience. Licensee may terminate this Agreement at any time upon [*] prior written notice to Licensor.

4.2.2Termination for Breach. If a Party materially breaches any of its obligations under this Agreement, the non-breaching Party may provide the breaching Party with a written notice specifying the nature of the breach, and stating its intention to terminate this Agreement if such breach is not cured. If the material breach is not cured within [*] after the receipt of such notice, the non-breaching Party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by providing written notice to the other Party.

4.2.3Termination for Failure of Exercised Option. In the event that (i) Buyer does not exercise its Option in accordance with Section 2.3 of the APA, on or before the end of the Option Period or (ii) Buyer notifies Seller that it will not exercise the Option, this Agreement will automatically terminate.

4.3Surviving Provisions. Termination or expiration of this Agreement for any reason shall be without prejudice to the rights and obligations of the Parties that have accrued prior to the termination or expiration. The following provisions shall survive early termination: Section 3.2 and Articles 4 and 5.

4.4Cumulative Rights. The rights and remedies provided to each Party in this Article 3 are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

5.NO WARRANTIES; LIMITATION OF LIABILITIES

5.1Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY KNOW-HOW, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

5.2Limited Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 5.2 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE LIABILITY OF EITHER PARTY FOR THE BREACH OF ITS OBLIGATIONS UNDER THE CONFIDENTIALITY AGREEMENT.

6.GENERAL PROVISIONS

6.1Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

6.2Further Assurances and Actions. Each of the parties hereto, upon the request of the other party hereto and without further consideration, will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, or delivered, all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. Licensor and Licensee agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

6.3Notices. All notices, requests, demands, waivers, and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand (including by reputable overnight courier):

6.3.1if to Licensor, to:

XOMA (US) LLC
c/o XOMA Corporation
2910 Seventh Street
Berkeley, CA 94710
(510) 204-7200
Attn: General Counsel
with a copy to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attn: Van W. Ellis
Telephone: (202) 887-8776

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

6.3.2if to Licensee, to:

Nanotherapeutics, Inc.
13859 Progress Blvd., Suite 300
Alachua, FL 32615
Telephone: 386-462-9663
Attn: James Talton
with a copy to: Nanotherapeutics, Inc.
13859 Progress Blvd., Suite 300
Alachua, FL 32615
Telephone: 386-462-9663
Attn: Andy Cziotka, Esq.

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered; and (ii) on the date on which faxed and confirmed.

6.4Waiver and Amendments. The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. No waiver shall be effective unless it has been given in writing and signed by the party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each party.

6.5Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

6.6Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.7Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

6.8Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the schedules, annexes and exhibits attached hereto), the APA, and the Ancillary Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between or among the parties hereto with respect to the subject matter hereof. Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.9Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Licensor and Licensee, or to constitute one as the agent of the other. Moreover, each party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.

6.10Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of law principles thereof. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in state or federal court sitting in California, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit, or proceeding relating thereto except in the courts described above in California, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (c) that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum; (ii) the venue of such suit, action, or proceeding is improper; or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.11Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

6.12Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

6.13Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and permitted assigns of the parties and such Persons. This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties; provided, however, that any Party may assign its rights hereunder to one or more of its Affiliates so long as such Affiliate agrees in writing to become a party to this Agreement and be bound to the terms and conditions of this Agreement, and the transferring party shall remain liable for the performance of all obligations of itself and its Affiliated transferees under this Agreement.

6.14Section 365(n) of the Bankruptcy Code. All rights and licenses granted pursuant to any Section of this Agreement are, and shall be deemed to be, rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code and of any similar provisions of applicable Laws under any other jurisdiction (the “Bankruptcy Code”)). Each Party agrees that the other Party, as a Licensee of rights and licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such Party and all embodiments of such intellectual property, which, if not already in such Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such Party’s written request therefor, unless the Party in the bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Party in the bankruptcy proceeding upon written request therefor by the other Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

XOMA (US) LLC

By:	/s/ Jim Neal
Name:	Jim Neal
Title:	Senior Vice President and Chief Operating Officer

NANOTHERAPEUTICS, INC.

By:	/s/ James D. Talton
Name:	James D. Talton, Ph.D.
Title:	President and Chief Executive Officer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.